EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Mike Ogburn Churchill Downs Incorporated (502) 636-4415(office) (502)262-0224(mobile) mogburn@kyderby.com

CHURCHILL DOWNS INCORPORATED SELLS 19-PERCENT STAKE IN KENTUCKY DOWNS,
REDEEMS SHARES OF STOCK

LOUISVILLE, Ky. (Oct. 19, 2004) — Churchill Downs Incorporated (Nasdaq: CHDN) (“CDI” or the “Company”) today announced that it sold a 19-percent stake in Kentucky Downs, including debt owed to CDI, to Kelley Farms Racing. As part of the terms of the transaction, former CDI board member Brad M. Kelley exchanged shares of CDI stock valued at $3.2 million for the stake. The sale reduces CDI’s ownership of Kentucky Downs to a total of 5 percent.

        Thomas H. Meeker, CDI’s president and chief executive officer, said the Company’s divesture was in the best interests of both parties.

        “CDI sold a portion of its Kentucky Downs ownership for fair value which includes a contingency payout should the facility be approved for alternative gaming legislation,” said Meeker. “The sale also afforded us the opportunity to monetize a currently non-productive asset. For Brad Kelley, the transaction increased his stake in a racetrack that he has sought additional ownership in for some time. He is a gifted businessman from the Franklin, Ky. area who is well-suited to advance the strategic interests of Kentucky Downs,” said Meeker.

        In addition, as part of the transaction, the Company redeemed an additional amount of CDI stock from Kelley in exchange for a convertible promissory note. In total, CDI redeemed 539,489 shares of Company stock valued at $19.9 million, reducing Kelley’s ownership of CDI stock to 4.9 percent.

        Churchill Downs Incorporated, headquartered in Louisville, Ky., owns and operates world-renowned horseracing venues throughout the United States. The Company’s seven racetracks in California, Florida, Illinois, Indiana, Kentucky and Louisiana host 123 graded-stakes events and many of North America’s most prestigious races, including the Kentucky Derby and Kentucky Oaks, Hollywood Gold Cup and Arlington Million. CDI racetracks have hosted nine Breeders’ Cup World Thoroughbred Championships – more than any other North American racing company. CDI also owns off-track betting facilities and has interests in various television production, telecommunications and racing services companies that support CDI’s network of simulcasting and racing operations. CDI trades on the Nasdaq National Market under the symbol CHDN and can be found on the Internet at www.churchilldownsincorporated.com.

        Kentucky Downs, formerly known as Dueling Grounds Race Course, offers a short annual race meet and year-round simulcast wagering. The track is located on the Kentucky and Tennessee border, about 40 miles from Nashville. A distinctive feature of the facility is that all of its racing is conducted on a European-style 1 5/16-mile turf course. CDI has held a minority interest in Kentucky Downs since 1997.

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700 CENTRAL AVENUE o LOUISVILLE, KY 40208 o P: (502) 636-4400 o churchilldownsincorporated.com

Churchill Downs Incorporated Sells 19-Percent Stake in Kentucky Downs

Oct. 19, 2004

        This news release contains forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Forward-looking statements are typically identified by the use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “should,” “will,” and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include: the effect of global economic conditions; the effect (including possible increases in the cost of doing business) resulting from future war and terrorist activities or political uncertainties; the economic environment; the impact of increasing insurance costs; the impact of interest rate fluctuations; the financial performance of our racing operations; the impact of gaming competition (including lotteries and riverboat, cruise ship and land-based casinos) and other sports and entertainment options in those markets in which we operate; costs associated with our efforts in support of alternative gaming initiatives; costs associated with our Customer Relationship Management initiative; a substantial change in law or regulations affecting our pari-mutuel and gaming activities; a substantial change in allocation of live racing days; litigation surrounding the Rosemont, Illinois, riverboat casino; changes in Illinois law that impact revenues of racing operations in Illinois; a decrease in riverboat admissions subsidy revenue from our Indiana operations; the impact of an additional Indiana racetrack and its wagering facilities near our operations; our continued ability to effectively compete for the country’s top horses and trainers necessary to field high-quality horse racing; our continued ability to grow our share of the interstate simulcast market; our ability to execute our acquisition strategy and to complete or successfully operate planned expansion projects; our ability to adequately integrate acquired businesses; market reaction to our expansion projects; any business disruption associated with our facility renovations; the loss of our totalisator companies or their inability to keep their technology current; our accountability for environmental contamination; the loss of key personnel and the volatility of our stock price.

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